As filed with the Securities and Exchange Commission on January 22, 2021

Registration No. 333-232315

Registration No. 333-237412

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232315

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237412

PREVAIL THERAPEUTICS INC.

(Exact name of issuer as specified in its charter)

Delaware	82-2129632
(State of incorporation)	(I.R.S. Employer Identification No.)

430 East 29th Street, Suite 1520 New York, NY (917) 336-9310	10016
(Address of Principal Executive Offices)	(Zip Code)

2017 EQUITY INCENTIVE PLAN

2019 EQUITY INCENTIVE PLAN

2019 EMPLOYEE STOCK PURCHASE PLAN

(Full title of plan)

Kenneth L. Custer

President

Prevail Therapeutics Inc.

430 East 29th Street, Suite 1520

New York, NY 10016

(917) 336-9310

(Name, address and telephone number of agent for service)

Copy to:

Raymond O. Gietz, Esq.

Matthew J. Gilroy, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Prevail Therapeutics Inc. (the “Company”), deregister all shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-232315, filed on, June 24, 2019, relating to the 2017 Equity Incentive Plan, the 2019 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan; and

•	Registration Statement No. 333-237412, filed on March 26, 2020, relating to the 2019 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan.

On January 22, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 14, 2020, by and among Eli Lilly and Company (“Lilly”), Tyto Acquisition Corporation, a wholly-owned subsidiary of Lilly, and the Company, Tyto Acquisition Corporation merged with and into the Company, and the Company became a wholly-owned subsidiary of Lilly (the “Merger”). As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration the Shares registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, State of Indiana, on the 22nd day of January, 2021. No other person is required to sign these Post-Effective Amendments to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

PREVAIL THERAPEUTICS INC.

By:	/s/ Erin Conway
Name: Erin Conway
Title: Secretary